Exhibit 99.1

MBIA Inc. First Quarter 2020 Financial Results

May 11, 2020

MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $333 million, or $(4.62) per diluted common share, for the first quarter of 2020 compared to a consolidated GAAP net loss of $21 million, or $(0.24) per diluted common share, for the first quarter of 2019. The greater net loss was primarily due to the $281 million unfavorable variance in loss and loss adjustment expense, which was largely due to higher losses related to collateralized debt obligations insured by MBIA Insurance Corporation and on certain Puerto Rico credits and an investor-owned utility exposure insured by National Public Finance Guarantee Corporation. In addition, the greater net loss for the quarter was due to lower revenues, which was primarily driven by fair value losses on financial instruments held by National and on interest rate swaps used in the Corporate segment. (Notes: 1. In the fourth quarter of 2019, the Company adopted Accounting Standards Update 2019-12, as of January 1, 2019, which resulted in revisions to previously reported amounts for the Company’s 2019 results, but had no impact on total shareholders’ equity for 2019; 2. The effects of the COVID-19 pandemic were considered as they relate to potential loss activity in the insured portfolios of both National and MBIA Corp., however, it is not yet possible to comprehensively quantify the financial impact of the pandemic in that regard.)

Book value per share was $6.70 as of March 31, 2020 compared with $10.40 as of December 31, 2019. The decrease in book value per share since year-end 2019 was primarily due to the net loss for the first quarter.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $47 million or $(0.65) per diluted share for the first quarter of 2020 compared with Adjusted Net Income of $39 million or $0.45 per diluted share for the first quarter of 2019. The unfavorable change was primarily due to loss and loss adjustment expense for the first quarter of 2020 versus a net benefit for the first quarter of 2019 related to insurance losses and recoveries on Puerto Rico credits.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are also attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “Most of this quarter’s net loss was due to increased losses and loss adjustment expenses; approximately two-thirds of which were at MBIA Insurance Corporation. As noted in our first quarter 10-Q, it is not yet possible to determine the ultimate impact that the COVID-19 pandemic and related countermeasures will have on the financial condition and financial results of MBIA.”

MBIA Inc.

As of March 31, 2020, MBIA Inc.’s liquidity position totaled $314 million, consisting primarily of cash and cash equivalents and liquid invested assets.

During the first quarter of 2020, National purchased 8.1 million shares of MBIA Inc. common stock at an average price of $7.99 per share. As of May 4, 2020, 67.7 million of the Company’s common shares were outstanding. On May 5, 2020, the MBIA Inc. Board of Directors approved a new share repurchase authorization of $100 million.

National Public Finance Guarantee Corporation

National had statutory capital of $2.1 billion and claims-paying resources totaling $3.3 billion as of March 31, 2020. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $2.4 billion as of March 31, 2020. National’s insured portfolio declined by $2 billion during the quarter, ending the quarter with $47 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 23 to 1, up from 21 to 1 as of year-end 2019.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of March 31, 2020 was $382 million and claims-paying resources totaled $1.1 billion. As of March 31, 2020, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiary and branch) totaled $120 million consisting primarily of cash and cash equivalents and liquid short-term invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, May 12, 2020 at 8:00 AM (ET) to discuss its first quarter 2020 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 9490956. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the completion of the call and will remain available until 11:59 p.m. on May 26 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is 9490956. In addition, a recorded replay of the call will become available on the Company’s website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; changes in general economic and competitive conditions; and the impact on our insured portfolios or business operations caused by the global spread of the novel coronavirus COVID-19. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, comprising the results of MBIA Corp. which given its capital structure and business prospects, we do not expect its financial performance to have a material impact on MBIA Inc. Also excluded from Adjusted Net

Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

Book value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important when measuring financial performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

•

Negative Book value of MBIA Corp. – We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.

•

Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp. – We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and impairment of AFS securities are recorded in book value through earnings.

•

Net unearned premium revenue in excess of expected losses of National—We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Leverage Ratio: Gross Par Outstanding divided by Statutory Capital (Policyholders’ Surplus plus Contingency Reserve).

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Investor and Media Relations

greg.diamond@mbia.com

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions except share and per share amounts)

	March 31, 2020	December 31, 2019
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,559 and $2,705)	$2,720	$2,820
Investments carried at fair value	187	209
Investments pledged as collateral, at fair value (amortized cost $6 and $15)	1	10
Short-term investments, at fair value (amortized cost $247 and $423)	245	423

Total investments	3,153	3,462
Cash and cash equivalents	212	75
Premiums receivable (net of allowance for credit losses $4 and $-)	240	249
Deferred acquisition costs	58	60
Insurance loss recoverable	1,607	1,694
Other assets	116	115
Assets of consolidated variable interest entities:
Cash	5	8
Investments held-to-maturity, at amortized cost (net of allowance for credit losses $46 and $-, fair value $572 and $892)	529	890
Investments carried at fair value	75	83
Loans receivable at fair value	98	136
Loan repurchase commitments	506	486
Other assets	33	26

Total assets	$6,632	$7,284

Liabilities and Equity
Liabilities:
Unearned premium revenue	$464	$482
Loss and loss adjustment expense reserves	966	901
Long-term debt	2,261	2,228
Medium-term notes (includes financial instruments carried at fair value of $98 and $108)	663	680
Investment agreements	295	304
Derivative liabilities	206	175
Other liabilities	120	136
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $331 and $403)	1,160	1,539

Total liabilities	6,135	6,445

Equity:
Preferred stock, par value $1 per share; authorized shares—10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares—400,000,000; issued shares—283,433,401 and 283,433,401	283	283
Additional paid-in capital	2,961	2,999
Retained earnings	232	607
Accumulated other comprehensive income (loss), net of tax of $8 and $8	91	(2)
Treasury stock, at cost—211,272,995 and 204,000,108 shares	(3,083)	(3,061)

Total shareholders’ equity of MBIA Inc.	484	826
Preferred stock of subsidiary	13	13

Total equity	497	839

Total liabilities and equity	$6,632	$7,284

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Premiums earned:
Scheduled premiums earned	$16	$18
Refunding premiums earned	4	5

Premiums earned (net of ceded premiums of $1 and $1)	20	23
Net investment income	23	32
Unrealized gains (losses) on insured derivatives	—	14
Net gains (losses) on financial instruments at fair value and foreign exchange	(63)	22
Net investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	—	—
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	—	(28)

Net investment losses related to other-than-temporary impairments	—	(28)
Other net realized gains (losses)	—	1
Revenues of consolidated variable interest entities:
Net investment income	8	10
Net gains (losses) on financial instruments at fair value and foreign exchange	15	18
Other net realized gains (losses)	(9)	(42)

Total revenues	(6)	50
Expenses:
Losses and loss adjustment	243	(38)
Amortization of deferred acquisition costs	2	4
Operating	18	26
Interest	47	52
Expenses of consolidated variable interest entities:
Operating	2	3
Interest	15	22

Total expenses	327	69

Income (loss) before income taxes	(333)	(19)
Provision (benefit) for income taxes	—	2

Net income (loss)	$(333)	$(21)

Net income (loss) per common share:
Basic	$(4.62)	$(0.24)
Diluted	$(4.62)	$(0.24)
Weighted average number of common shares outstanding:
Basic	72,089,016	85,554,236
Diluted	72,089,016	85,554,236

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)

(In millions except per share amounts)

	Three Months Ended March 31,
	2020	2019
Net income (loss)	$(333)	$(21)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured finance insurance segment and eliminations	(220)	(55)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	(77)	(16)
Foreign exchange gains (losses)(2)	8	7
Net gains (losses) on sales of investments(2)	3	33
Net investment losses related to impairments of securities	—	(28)
Other net realized gains (losses)	—	(1)
Adjusted net income adjustment to the (provision) benefit for income tax(3)	—	—

Adjusted net income (loss)	$(47)	$39

Adjusted net income (loss) per diluted common share	$(0.65)	$0.45
Gain (loss) related to our U.S. public finance insurance segment VIE consolidations included in adjusted net income (loss)	—	(13)
Gain (loss) related to our U.S. public finance insurance segment VIE consolidations per diluted common share included in adjusted net income (loss) per diluted common share	—	(0.15)

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.
(3)	Reported within “Provision (benefit) for income taxes” on the Company’s consolidated statements of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of March 31, 2020	As of December 31, 2019
Reported Book Value per Share	$6.70	$10.40
Management’s book value per share adjustments:
Remove negative book value of MBIA Corp.	(21.65)	(16.81)
Remove net unrealized gains (losses) on available-for-sale securities included in other comprehensive income (loss)	2.06	1.29
Include net unearned premium revenue in excess of expected losses	3.74	3.46
Shares outstanding in millions	72.2	79.4

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(Dollars in millions)

National Public Finance Guarantee Corporation
	March 31, 2020	December 31, 2019
Policyholders’ surplus	$1,618	$1,891
Contingency reserves	481	485

Statutory capital	2,099	2,376
Unearned premiums	399	411
Present value of installment premiums (1)	132	139

Premium resources (2)	531	550
Net loss and loss adjustment expense reserves (1)	(42)	(169)
Salvage reserves (1)	745	789

Gross loss and loss adjustment expense reserves	703	620

Total claims-paying resources	$3,333	$3,546

Net debt service outstanding	$88,074	$90,792
Capital ratio (3)	42:1	38:1
Claims-paying ratio (4)	26:1	26:1

MBIA Insurance Corporation
	March 31, 2020	December 31, 2019
Policyholders’ surplus	$206	$282
Contingency reserves	176	194

Statutory capital	382	476
Unearned premiums	84	93
Present value of installment premiums (5) (7)	86	92

Premium resources (2)	170	185
Net loss and loss adjustment expense reserves (5)	(582)	(669)
Salvage reserves (5) (6)	1,121	1,247

Gross loss and loss adjustment expense reserves	539	578

Total claims-paying resources	$1,091	$1,239

Net debt service outstanding	$11,839	$13,250
Capital ratio (3)	31:1	28:1
Claims-paying ratio (4)	11:1	11:1

(1)	Calculated using discount rates of 3.64% as of March 31, 2020 and December 31, 2019.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Calculated using discount rates of 5.21% as of March 31, 2020 and December 31, 2019.
(6)	This amount primarily consists of expected recoveries related to the Company’s excess spread, put-backs and CDOs.
(7)	Based on the Company’s estimate of the remaining life for its insured exposures.